Landsburg Platt Raschiatore & Dalton
                          Certified Public Accountants

      117 South 17th Street   13th Floor   Philadelphia, Pennsylvania 19103
                         215-561-6633   FAX 215-561-2070

                          Independent Auditor's Report

To The Board of Directors
American Heritage Fund, Inc.
1370 Avenue of the Americas
31st Floor
New York, NY 10019

In planning and performing our audit of the financial statements of The American Heritage Fund, Inc. for the year ended May 31, 1998, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of The American Heritage Fund, Inc. is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and may not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control, and its operations, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of May 31, 1998.

This report is intended solely for the information and use of management, The Board of Directors of The American Heritage Fund, Inc. and the Securities and Exchange Commission.


/s/ Landsburg Platt Raschiatore & Dalton

LANDSBURG PLATT RASCHIATORE & DALTON
Philadelphia, Pennsylvania
June 24, 1998